EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Cell Therapeutics, Inc. on Form S-3 to be filed with the Commission on or about December 3, 2009 of our Independent Registered Public Accounting Firm’s Reports dated March 16, 2009, relating to audits of the consolidated financial statements of Cell Therapeutics, Inc., for the years ended December 31, 2008, 2007 and 2006, and the internal control over financial reporting as of December 31, 2008, which is in its Form 10-K for the year ended December 31, 2008.

We also consent to the reference to us given as experts in matters of accounting and auditing in this registration statement.

/s/ Stonefield Josephson, Inc.

San Francisco, California
December 2, 2009